UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2011 (September 30, 2011)
DigitalGlobe, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 684-4000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 30, 2011 DigitalGlobe, Inc. (the “Company”) appointed Timothy M. Hascall as Senior Vice President, Operations for the Company reporting to the Chief Executive Officer. Mr. Hascall will assume responsibility for satellite operations and production.
From 2004-2011, Mr. Hascall was employed by TriZetto, an integrated health management enterprise software and services company. Mr. Hascall joined TriZetto in 2005 as Senior Vice President, was promoted to Executive Vice President, professional services in 2008 and was subsequently promoted to President, BlueCross BlueShield Market in 2010. From 2001-2004, Mr. Hascall was Senior Vice President, General Manager for Equitant, Inc., a global finance and accounting business process outsourcing company. Mr. Hascall began his commercial career with Accenture/Andersen Consulting in 1985 and having served as a partner from 1996-2001. Mr. Hascall holds a B.S. in Business Administration from the University of Nebraska and achieved the rank of Major in the United States Marine Corps where he served as an intelligence officer from 1978-1993.
In connection with becoming Senior Vice President, Operations, Mr. Hascall entered into an offer letter with the Company dated September 25, 2011 (the “Offer Letter”). The following description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Pursuant to the Offer Letter, Mr. Hascall will be entitled to an annual base salary of $270,000, which amount may be subject to adjustment in accordance with the Company’s compensation policies. Mr. Hascall is also eligible to participate in the Company’s 2011 Success Sharing Plan, with a target bonus equal to 50% of his base earnings for 2011, subject to proration for the portion of 2011 in which Mr. Hascall was employed by the Company.
Mr. Hascall will be granted equity awards under the Company’s 2007 Employee Stock Option Plan (the “2007 Plan”) with a fair value of $600,000. One-half of the value of such awards will be in the form of stock options and the other half will be in the form of restricted stock. The option portion of the award will have a ten year term and vest over a four-year period, with 25% of such options vesting one year after the grant date and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years, subject to Mr. Hascall’s continued employment with the Company through such vesting dates. The restricted stock portion of the award will vest annually over a four-year period, with 25% of such grant vesting on each of the first four anniversaries of the grant date, subject to Mr. Hascall’s continued employment with the Company through such vesting dates. The stock option award agreement relating to Mr. Hascall’s options and the restricted stock award agreement relating to Mr. Hascall’s restricted stock award will conform to the Company’s standard forms of such agreements under the 2007 Plan.
In connection with the Offer Letter, Mr. Hascall also entered into a Severance Protection Agreement dated September 30, 2011 (the “Severance Protection Agreement”). The following description of the Severance Protection Agreement is qualified in its entirety by reference to the Severance Protection Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
The Severance Protection Agreement provides that if Mr. Hascall’s employment is terminated for any reason other than for “Cause” (as defined in the Severance Protection Agreement), disability, or death, or if Mr. Hascall resigns for “Good Reason” (as defined in the Severance Protection Agreement), he will be entitled to severance pay equal to the sum of his base salary and the average of the most recent two years’ bonuses (or if Mr. Hascall was an employee for less than two full fiscal years, Mr. Hascall’s actual annual cash bonus for the fiscal year preceding the year of termination). If Mr. Hascall’s employment terminates under these circumstances upon or following a “Change in Control” (as defined in the Severance Protection Agreement), severance pay is calculated as the sum of his base salary plus the target bonus for the year in which the Change in Control occurred, multiplied by one and one-half (1.5). In addition, in the event of a Change in Control, any unvested equity awards will become fully vested. If Mr. Hascall elects continuation coverage under COBRA following such termination of employment, the Company will provide the benefits at its sole cost for the period used to calculate his severance payment.
The receipt of severance pay or benefits under the terms of the Severance Protection Agreement is contingent upon Mr. Hascall’s execution and non-revocation of a general release and waiver of employment-related claims against the Company.

Mr. Hascall and the Company also entered into the Company’s standard form of employee confidentiality, invention assignment and non-competition agreement (the “Confidentiality Agreement”). The Confidentiality Agreement imposes on Mr. Hascall certain confidentiality, non-compete and non-solicitation obligations.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Offer Letter by and between DigitalGlobe, Inc. and Timothy Hascall, dated September 25, 2011.

Exhibit 10.2	Severance Protection Agreement by and between DigitalGlobe, Inc. and Timothy Hascall, dated September 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 5, 2011

DigitalGlobe, Inc.
By:	/s/ Yancey L. Spruill
Yancey L. Spruill
Its:	Executive Vice President, Chief Financial Officer and Treasurer